Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
pr@crailar.com

Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir@crailar.com

Corporate Officer:
Guy Prevost
CFO
(866) 436-7869
ir@crailar.com

CRAiLAR TECHNOLOGIES SIGNS FIBER SUPPLY AGREEMENT
WITH JAPAN'S KOWA COMPANY

118 year-old multi-national company will use CRAiLAR fiber for innovation in sustainable apparel, focus on Japanese consumer

Victoria, B.C. and Portland, Ore. (January 11, 2012) CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCBB: CRLRF), which produces and markets CRAiLAR(R), a natural fiber made from flax and other bast fibers, has signed a fiber supply agreement with Japan-based Kowa Company. Kowa Company was founded in 1894 as a cotton wholesaler, and has since grown into a multi-national corporation at the center of the Kowa Group, which operates in textiles, consumer products, pharmaceuticals, life sciences, machinery and other disciplines. Kowa previously evaluated finished CRAiLAR fiber for use in its lifestyle business, encompassing fashion, active apparel, and domestic goods. The Company will begin fulfilling orders from Kowa beginning this quarter.

"We are pleased to be working with Kowa Company as it gives CRAiLAR a strategic opportunity to demonstrate what 118 years of experience can bring to the advancement of sustainably in textiles, fabric and apparel in one of the world's most discerning apparel and consumer product markets," said Ken Barker, CEO of CRAiLAR Technologies. "Further, it provides CRAiLAR another direct entry point into Asia that complements our current global partners, expands our footprint, and points toward our long-term goal of a global supply chain."

One of Kowa's primary areas of focus is its lifestyle business, where it seeks to unite ecology and fashion in materials for finished goods in apparel, in-home, sports, and other consumer lifestyle categories. One of its primary brands, Tenerita, is a premier in-home sustainable brand sold in Japan and elsewhere.

Broadly, the Kowa Group employs highly-advanced, corporate-wide environmental objectives outlined by the International Organization for Standardization in ISO 14001, a voluntary family of standards that exists to help organizations minimize negative affect the environment, comply with applicable laws, regulations, and other environmentally oriented requirements, and continually improve in each area.

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc., previously Naturally Advanced Technologies Inc., offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp. and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.

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